Exhibit 99.1

TITAN ANNOUNCES AMENDMENT TO AGREEMENT WITH MOLTENI

SOUTH SAN FRANCISCO, CA – August 3, 2018 – Titan Pharmaceuticals, Inc. (NASDAQ:TTNP) announced today that it has entered into an amendment (the “Amendment”) of the previously announced definitive asset purchase, supply and support agreement (the “Purchase Agreement”) with L. Molteni & C. dei F.lli Alitti Società di Esercizio S.p.A. through which Molteni acquired the European intellectual property related to Probuphine®.

Under the Amendment, Molteni will make an immediate payment to Titan of €950,000 (approx. $1.1 million), and has committed to make a convertible loan to Titan of €550,000 (approx. $0.6 million) in mid-September subject to Titan’s submission, in accordance with the Amendment, of a response to questions posed by the European Medicines Agency (EMA), in exchange for the elimination of an aggregate of €2.0 million (approx. $2.3 million) of regulatory milestones provided for in the Purchase Agreement, which would be payable potentially in 2019 at the earliest. The loan, if made (the “Convertible Loan”), will convert automatically into shares of Titan common stock upon the issuance by the EMA of marketing approval for Probuphine at a conversion price per share equal to the lower of (i) the closing price on the loan funding date and (ii) the closing price on the conversion date. In the event the EMA has not granted marketing approval by December 31, 2019, the Convertible Loan will become due and payable, together with accrued interest at the rate of one-month LIBOR (to the extent in excess of 1.10%) plus 9.50% per annum. All other terms and conditions of the Purchase Agreement remain the same.

“We are very pleased with this transaction and welcome the strong commitment that Molteni continues to have to Probuphine and Titan,” said Titan President and CEO Sunil Bhonsle. “It provides us with short-term non-dilutive capital while we continue working with Molteni to position Probuphine for commercial success both in the United States and in select international markets.”

About Molteni

Founded in Florence in 1892, Molteni is a privately-held specialty pharmaceutical company developing, manufacturing and marketing pharmacological treatments for addictions and moderate to severe pain. Molteni is a leader in the field of drug dependence. Molteni operates both directly and through its network of specialized partners in more than 30 countries and it is a preferred and qualified partner of International Organizations and Non-Governmental Organizations such as UNICEF, UNDP, IDA Foundation and Global Fund. For more information, please visit www.moltenifarma.it.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is developing proprietary therapeutics primarily for the treatment of select chronic diseases. The company's lead product is Probuphine®, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Probuphine employs Titan's proprietary drug delivery system ProNeura™, which is capable of delivering sustained, consistent levels of medication for three months or longer. Approved by the U.S. Food and Drug Administration in May 2016, Probuphine is the first and only commercialized treatment of opioid dependence to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology has the potential to be used in developing products for treating other chronic conditions such as Parkinson's disease and hypothyroidism, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the commercialization of Probuphine, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

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CONTACTS:

Sunil Bhonsle,

President & CEO

(650) 244-4990

Stephen Kilmer

Investor Relations

(650) 989-2215

skilmer@titanpharm.com